URDANG CAPITAL MANAGEMENT, INC &

URDANG SECURITIES MANAGEMENT, INC.

CODE OF ETHICS

March 2004

I. Introduction

This Code of Ethics (the “Code”) has been adopted by Urdang Securities Management, Inc. and Urdang Capital Management, Inc. (collectively, the “Adviser”) primarily for the purpose of providing rules for employees with respect to their personal securities transactions. As a sub-adviser to one or more investment companies (collectively, the “Fund”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), the Adviser is required to adopt a code of ethics in accordance with Rule 17j-1 under the 1940 Act.

The Adviser is also a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), and as such, the Adviser and its employees are subject to certain standards of conduct with respect to activities relating to all of the Adviser’s advisory clients. In addition, the Adviser is required to make and keep accurate and current records of securities transactions in which the Adviser, its officers and directors, and certain employees and other related persons have a beneficial interest. The reports pursuant to this Code will enable the Adviser to fulfill this requirement.

II. Background

The investment management industry is closely regulated under the provisions of the Advisers Act and the 1940 Act, and by the regulations and interpretations of the Securities and Exchange Commission (the “SEC”) under those statutes. Transactions in securities are also governed by the provisions of the Securities Act of 1933 (the “Securities Act”), and the Securities Exchange Act of 1934 (the “Exchange Act”) as well as by state laws. The rules of conduct set forth in this Code are based in large part on rules of law and legal concepts developed under those statutes. These legal concepts do not remain static, and further developments of the law in these areas may be expected. They were developed in an effort to self-regulate and preserve investors’ confidence that their interests are placed ahead of our own personal trading activities. Employees of the Adviser should conduct business so as to avoid not only any violation of law, but also any appearance of violation or grounds for criticism.

III. Scope of the Code of Ethics

The Code covers two general topic areas. First, it includes some broad prohibitions against fraudulent conduct in connection with the clients of the Adviser. Because fraudulent conduct can take many forms as noted above, the Code cannot reasonably contain an all-inclusive list of actions or omissions.

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Second, the Code includes specific rules, restrictions and reporting obligations with respect to personal securities transactions. These restrictions have been adopted for the purpose of better avoiding any conflicts of interest, or any appearances of conflicts of interest, between the securities trading which the Adviser undertakes on behalf of clients (including the Fund) and personal securities trading by the employees of the Adviser and other persons subject to this Code. The rules are intended to better assure that trading on behalf of clients is given priority over trading for personal accounts, and that trading for personal accounts does not take place at a time which could adversely affect the trading for clients. These rules are also intended to prevent Adviser personnel from misusing material, non-public information concerning issuers or securities. This misuse might, for example, take the form of either personal securities trading or “tipping” other persons concerning the material, non-public information.

As required by the 1940 Act and the Advisers Act, persons covered by this Code are also required to file with the Adviser quarterly reports of their personal securities transactions. These reports will be reviewed by the Compliance Officer at the Adviser to determine whether the information suggests any possible violation of this Code. These reports also are reviewed by the staff of the SEC when the SEC undertakes compliance examinations of the Adviser. In addition to serving the purpose of compliance with this Code, the reporting requirements serve to create greater consciousness of possible conflicts and, at the same time, provide a means to detect and correct possible problems. The reporting system is an essential part of this Code and must be strictly adhered to, without exception.

IV. Who is Subject to this Code of Ethics?

All employees of the Adviser are subject to this Code. Additionally, all “Access Persons” (as defined herein) have certain reporting requirements under this Code.

V. Legal Concepts

Important legal concepts under which the Adviser conducts its business are described below.

A. Fiduciary Duty. Investment advisers owe a fiduciary duty to their clients. This means a duty of loyalty, fairness and good faith toward clients, and a corresponding duty on the part of the adviser not to do anything prejudicial to or in conflict with the interests of clients. This is a higher standard than that applicable to ordinary arm’s length business transactions between persons who do not owe a fiduciary duty to the other parties. Fiduciary principles reflect the following: (1) the duty at all times to place the interests of the Adviser’s clients (including the Fund and it’s shareholders) first; (2) the requirement that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and (3) the fundamental standard that the Adviser’s personnel should not take inappropriate advantage of their positions.

B. Fraud and Deceit; Inside Information. The various securities laws contain broad provisions prohibiting fraud or deceit or “any manipulative or deceptive device or

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contrivance” in connection with securities transactions and giving of investment advice. It is under these broad general provisions that the SEC and private individuals have successfully brought many of the important cases in the securities field that have received so much publicity in recent years, including cases on improper use of material, non-public (“inside”) information (as defined below). The Advisers Act requires investment advisers to adopt, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of their business, to prevent misuse of material non-public information in violation of the Advisers Act, the Exchange Act and regulations thereunder by the adviser and its associated persons. The policies and procedures in this Code are intended to meet this requirement. Adviser employees and other participants in securities market activity are also prohibited from trading securities on the basis of, or tipping others about, inside information. Also care must always be taken to avoid market manipulation, which is strictly prohibited by law.

C. Underwriting. Although not discussed elsewhere in this Code, Access Persons should be extremely careful not to engage in any activities, particularly in connection with new offerings, that could be construed as participating as an underwriter in violation of the Securities Act.

These general prohibitions are basically the same as those in the federal securities laws, and are intended to reflect the expansive and flexible nature of the restrictions which are applicable to the activities of the Adviser and the Funds.

VI. Enforcement of the Code.

The enforcement of these rules and procedures is the responsibility of the Adviser’s Compliance Officer. As this Code emphasizes, personal trading must always be carried on in good judgment and good faith. It is obvious that all possible situations cannot be covered by this Code and that under special circumstances, exceptions may occasionally be appropriate. Any Access Person contemplating a transaction, or anyone who has any other question as to any part of this Code or the Adviser’s policy should consult with the Compliance Officer. If the Compliance Officer is absent or unavailable, contact a senior manager at the Adviser for assistance in this regard.

A. Reporting. This Code of Ethics includes requirements for an initial certification of securities holdings at the time of hire, pre-approval of certain personal securities trades, informing the Compliance Officer of pre-approved trades that are not executed, quarterly reports of personal securities transactions, and an annual certification of all personal securities holdings. Late reports, unreported transactions, unapproved transactions and repeated violations of the Code of Ethics are all bases upon which sanctions may be imposed as generally described below. All violations of this Code will be reported to the President of the Adviser and a violation notice will be kept in the employee’s personnel file. Refer to Section X: Reporting and Certification Requirements.

B. Code Violations. A person charged with a violation of this Code will have the opportunity to meet with the Compliance Officer, at which time such person shall

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have the opportunity, orally or in writing, to deny any and all charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should not be severe. Counsel to the Adviser shall be advised promptly of the initiation and outcome of any enforcement actions hereunder.

C. Sanctions. Upon determining that a material violation of this Code of Ethics has occurred, the Adviser may impose such sanctions as it deems appropriate, including, among other matters, a letter of censure or suspension or termination of the employment of the violator, and disgorgement of profits on any transaction in violation of this Code of Ethics.

Careful adherence to this Code is one of the basic conditions of employment by the Adviser. As noted at the beginning of this Code, and in this section, an Access Person is liable to be subject to sanctions for conduct inconsistent with this Code.

In addition, as pointed out in section II entitled “Background”, certain violations of this Code (including the late filing of quarterly reports) may also involve violation of laws, with the possibility of civil and/or criminal penalties.

D. Penalties. Under the various federal securities statutes, penalties that may be imposed for insider trading or other violations include civil liability for damages, temporary suspension or permanent prohibition from engaging in various aspects of the securities or investment advisory businesses and criminal penalties. Among other matters, penalties for insider trading and misuse of material, non-public information include civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided whether or not the person actually benefited and fines for the controlling person of the violator, which may include an employer, of up to $1 million or three times the amount of the profit gained or loss avoided.

Under certain circumstances, profits received by an Access Person in connection with unapproved transactions may have to be disgorged.

VII. Definitions.

A. “Access Person” means any director or officer of the Adviser, any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Securities, or whose functions relate to the making of any recommendation with respect to the purchases or sales, or any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to a client (including the Fund) with regard to the purchase or sale of Securities. (1940 Act, Rule 17j-1)

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B. “Affiliated Person” (1940 Act, Section 2(a)(3)) means:

(a) any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;

(b) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

(c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; and

(d) any officer, director, partner, co-partner or employee of such other person.

C. “Associated Person” means any officer or director of the Adviser (or any person occupying a similar status of performing similar functions), any person directly or indirectly controlling, controlled by, or under common control with the Adviser, or any employee thereof. (Advisers Act, Section 202(a)(17))

D. “Beneficial Ownership” In general, a person is considered to have “beneficial ownership” of securities when that person (a) has the power to dispose of or to vote such securities, and (b) when that person has a pecuniary (i.e., economic) interest in the securities. Beneficial Ownership shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Exchange Act.

E. “Direct or Indirect Beneficial Ownership” This Code of Ethics extends to the ownership of and transactions in securities either by the Access Person for his or her own account, or for the account of a member of his or her family, or for any account in which such Access Person or a member of his or her family may have an interest, including IRAs, partnerships, trusts, etc. Consult the compliance department for clarification as necessary.

F. “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. (Section 2(a)(9) of the 1940 Act)

G. “Security” or “security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act. Security does not include (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by open-end investment companies registered under the 1940 Act (excluding the Fund), and (iv) futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code) but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of this Code. For purposes hereof, “futures” are futures on securities or securities indexes; “options” on future contracts are options (puts or calls) on futures on securities or securities indexes.

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H. “Purchase or Sale of a Security” includes, among other acts, the writing or acquisition of an option to purchase or sell a Security.

I. “Insider” means an Associated Person of the Adviser, or any Affiliated Person thereof, or any member of his or her immediate family. Additionally, a person is deemed an “Insider” if he enters into a special confidential relationship in the conduct of the affairs of the Adviser, or any Affiliated Person thereof, and as a result is given access to material, non-public information. Examples of such insiders include accountants, consultants, Advisers, attorneys, bank lending officers, and the employees of such organizations.

J. “Insider Trading” for purposes of this Code of Ethics means the use of material, non-public information to trade in a security (whether or not one is an Insider) or the communication of material, non-public information to others (other than as required by performance of a person’s duties). While the meaning of the term is not static, “Insider Trading” generally includes:

(a) trading in a Security by an Insider, while in possession of material, non-public information;

(b) trading in a Security by a person who is not an Insider, while in possession of material, non-public information, where the information either was disclosed to such person in violation of an Insider’s duty to keep it confidential or was misappropriated; and

(c) communicating material, non-public information to any person, who then trades in a Security while in possession of such information.

K. “Material information” means information for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Examples of material information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals of agreements, major litigation, liquidation problems, and extraordinary management developments. Such examples are only illustrative and not all inclusive.

L. “Member of immediate family” means a person’s spouse, children under the age of twenty-five years residing with such person, and any trust or estate in which such person or any other member of his immediate family has a substantial beneficial interest, unless neither such person nor any other member of his immediate family is able to control or participate in the investment decisions of such trust or estate.

M. “Non-public information” means information that has not been effectively communicated to the market place.

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N. “Restricted Security “ means any Security of a company principally engaged in the real estate industry, including real estate investment trusts, as well as shares of the Fund and any security which is convertible into, exchangeable or exercisable for any such Security.

VIII. General Restrictions

A. Restrictions Under Rule 17j-l(a) Under the 1940 Act

No Access Person may:

(a) employ any device, scheme or artifice to defraud any client of the Adviser (including the Fund and its shareholders);

(b) make to any client of the Adviser (including the Fund and its shareholders) any untrue statement of a material fact or omit to state to such client (including the Fund and its shareholders) a material fact necessary in order to make the statements made in light of the circumstances under which they are made, not misleading;

(c) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client of the Adviser (including the Fund and its shareholders); or

(d) engage in any manipulative practice with respect to any client of the Adviser (including the Fund and its shareholders).

Any violation of the above shall be considered a violation of this Code.

B. Maintaining Confidentiality. No Access Person may disclose information about actual purchase or sale decisions, contemplated purchases or sales, or other transactions under consideration for any client of the Adviser (including the Fund), whether or not actually executed. Research information on portfolio companies must not be divulged to persons outside of the firm. In addition, information about clients is confidential and must not be disclosed. Access Persons must use care in keeping information confidential. Any violation of these confidentiality requirements shall be a violation of this Code.

C. Use of Non-public Information. The following issues should be kept in mind when considering material, non-public information:

(1) Security. An Insider shall use due care to ensure that material, non-public information remains secure. For example, files containing material, non-public information should be kept confidential, and access to computer files containing material, non-public information must be restricted.

(2) No Tipping. An Insider shall not divulge to any person any material, non-public information, except in the performance of his or her duties

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(3) No Insider Trading. No Insider shall engage in Insider Trading, on his or her own behalf or on behalf of others.

(4) No Improper Use. No Access Person may use any material, non-public information, no matter how acquired, in his or her own transactions or in the transactions for any client of the Adviser (including the Fund).

(5) Confidentiality of Fund and the Adviser Activity. Information about actual purchase or sale decisions, contemplated purchases or sales, or other transactions under consideration by the Adviser on behalf of any client (including the Fund), whether or not actually authorized, must be kept confidential. An Access Person shall not divulge to any person contemplated or completed securities transactions of any client of the Adviser (including the Fund), except in the performance of his or her duties, unless such information previously has become a matter of public knowledge. Research information on portfolio issues must not be divulged to persons who do not have a need to know such information in connection with their employment by the Adviser. In addition, information about clients (including the Fund) is confidential and must not be disclosed. Access Persons must use care in keeping information confidential.

(6) E-mail/Internet/Voicemail. This Employee Manual of the Adviser describes the Adviser’s guidelines with regard to access to and disclosure of electronic mail messages sent or received by employees with the use of the Adviser’s e-mail system, and use of company internet and voice mail facilities.

IX. Restrictions and Exemptions on Personal Securities Transactions.

A. Direct or Indirect Beneficial Ownership. Purchases and sales of securities, including shares of the Fund, by an Access Person for his or her own account, for the account of a member of his or her family or for any account in which such Access Person or a member of his or her family may have a direct or indirect beneficial ownership interest, are subject to the personal securities transaction rules described below. These rules are intended to prevent any suggestion or implication that Access Persons are using their relationship with the Adviser to obtain advantageous treatment to the detriment of the interests of any client of the Adviser (including the Fund) or that an Access Person is profiting improperly from his or her position. Most transactions are also subject to the reporting requirements of Section X below.

B. Personal Trading Prohibition/Restrictions.

(1) Restricted Securities. No Access Person may purchase any Restricted Security at any time.

(2) Initial Public Offerings. No Access Person may purchase any security, whether or not a “Hot Issue”, in an initial public offering without the express prior written approval of the Compliance Officer of the Adviser.

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(3) Dealings With Clients. No Access Person may knowingly sell any security to any client of the Adviser (including the Fund) or knowingly purchase any security from any client of the Adviser (including the Fund) .

(4) Short-Term Trading. The Adviser believes that personal short-term trading may increase the risk of problems arising under the rules of this Code. While the Adviser leaves the extent of trading to an individual’s judgment, consistent with his or her objectives and past trading practices, all Access Persons are on notice that such short-term trading practices will be periodically reviewed. In the case of any individual whose trading is deemed to be:

(a) excessive, or

(b) causing or giving the appearance of conflict of interest with any client’s accounts (including the Fund’s), the Adviser will require that individual to reduce or eliminate this short-term trading activity.

(5) Private Placements. No Access Person shall acquire securities in a private placement without express prior written approval of the Compliance Officer of the Adviser.

C. Exempted Transactions. The following transactions are exempted from the restrictions of Section IX B. hereof:

(a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b) Purchases or sales of securities which are not eligible for purchase or sale by any client of the Adviser (including the Fund).

(c) Purchases or sales which are non-volitional.

(d) Purchases which are part of an automatic dividend reinvestment plan.

(e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

[(f) Regularly scheduled contributions through payroll deduction by Access Persons who are participants in the Adviser’s Section 401(k) Benefit Plan.]

(g) Purchases or sales which receive the prior approval of the Compliance Officer of the Adviser on the basis that the potential for harm to any client of the Adviser (including the Fund) is remote because the transactions

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would be very unlikely to affect market price or liquidity, or because they clearly are not related economically to the securities to be purchased, sold or held by any client of the Adviser (including the Fund), and because they do not involve material non public information.

D. Other Transactions and Restrictions.

(1) Short Sales. Short sales are permitted by Access Persons provided all other requirements of the Code are met.

(2) Service as a Director. Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization in accord with the general procedures with this Code of Ethics relating to personal securities transactions. The consideration of prior authorization will be based upon a determination that the board service would be consistent with the interests of the clients of the Adviser (including the Fund and its shareholders). In the event that board service is authorized, Access Persons serving as directors should expect to be isolated from other Access Persons making investment decisions with respect to the securities of the company in question, through the use of “Chinese Wall” or other appropriate procedures to be considered and placed into effect at the time.

X. Reporting and Certification Requirements.

A. Initial and Annual Disclosure of Personal Holdings. At the commencement of employment with the Adviser, an Access Person will be required to disclose in writing all personal securities holdings beneficially owned by the Access Person (including futures contracts or options on futures contracts as defined in Section VII G). In addition, each Access Person will be required to submit on an annual basis an updated listing of those personal securities holdings. Forms for this purpose are available from the Compliance Officer, and are to be completed and returned to the Compliance Officer. The annual updated lists are to be submitted no later than February 15 with a listing as of the immediately preceding December 31 year-end date.

These lists are to include all personal securities holdings beneficially owned by the Access Person, which may include securities that are exempt from the prior clearance procedures and from the quarterly transaction reporting requirements.

B. Quarterly Reports. Under this Code, all Access Persons are required to prepare and file records of their personal securities transactions (including futures contracts or options on futures contracts as defined in Section VII G). If no transactions occurred during the period, check the box on the report to indicate this. All employees must file a report with the Compliance Officer within ten calendar days after the end of each calendar quarter.

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1. Information in Reports. Each report must contain the following information:

(a) the date of the transaction, the title and the number of shares (or the principal amount) of each security involved;

(b) the nature of the transaction (e.g., purchase, sale, option or any other type of acquisition or disposition);

(c) the price at which the transaction was effected; and

(d) the name of the broker, dealer or bank with or through whom the transaction was effected; and

(e) copies of confirmations and monthly statements (upon receipt if not received at time of report).

2. Review of Compliance Officer’s Trading. The Compliance Officer’s personal trading must be reviewed by the President of the Adviser or in his or her absence a Managing Director of the Adviser. The results of the quarterly reporting and review procedure and the related documentation must be reviewed by the President of the Adviser or in his or her absence a Managing Director of the Adviser. These reviews will be documented by the reviewing party.

3. Additional Information in Reports. At the option of the reporting person, the SEC allows the quarterly report to contain a statement declaring that the reporting of any transaction is not to be construed as an admission by the reporting person that he or she has any direct or indirect beneficial ownership in the security. Using that disclaimer language may be useful in an unclear situation to avoid a potential risk in not reporting a transaction while at the same time avoiding prejudicing any position the person may take or later seek to take with respect to ownership status. Where a report made to the Compliance Officer would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Advisers Act, no Access Person will be required to make a report.

C. Exemptions from Quarterly Reporting. Quarterly Reports are not required with respect to any of the following:

(a) transactions in securities which are direct obligations of the United States;

(b) transactions in open-end registered investment companies (other than the Fund); or

(c) transactions over which the reporting person does not have any direct or indirect influence or control; or

[(d) Regularly scheduled contributions through payroll deduction by Access Persons who are participants in the Adviser’s Section 401(k) Benefit Plan.]

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D. Reports of Violations. In addition to the quarterly reports required under this Section, Associated Persons and Access Persons promptly shall report to the Compliance Officer or the President of the Adviser any transaction which is, or might appear to be, in violation of this Code. Such report shall contain the information required in quarterly reports.

XI. Other Rules.

A. Gifts and Other Preferential Treatment. An Access Person may not in relation to the business of the Adviser seek or accept from any broker or dealer, other financial institution or supplier or contractor to the Adviser,

(a) any gifts of material value (i.e., in excess of $100 per year), or;

(b) any sort of preferential treatment from, or special arrangements with the institution or supplier.

Any Access Person who receives an offer for a gift or bequest of material value from any such party should promptly report it to the Compliance Officer.

B. Finder’s Fees. Access Persons should not become involved in negotiations for corporate financing, acquisitions or other transactions for outside companies (whether or not securities of the company involved are held by any client of the Adviser (including the Fund)) without the prior permission of the Compliance Officer. Specifically, no finder’s or similar fee in connection with any such transactions may be negotiated or accepted without prior permission.

C. Annual Certification. Each Access Person will be required to certify annually that:

(a) he or she has read and understands this Code of Ethics and that he or she is subject to it;

(b) that he or she has complied with the requirements of this Code of Ethics; and

(c) that he or she has disclosed and reported all personal securities transactions required to be disclosed or reported pursuant to this Code of Ethics.

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Print Name

Page          of

URDANG SECURITIES MANAGEMENT, INC.

CODE OF ETHICS

ANNUAL CERTIFICATION OF PERSONAL SECURITIES HOLDINGS*

HOLDINGS AS OF

DATE

NAME OF SECURITY	# SHARES	YEAR ACQUIRED**	BROKER/DEALER

Signature

Date

(Due by February 15th)

*	You may report holdings using any printed media, such as your own software or copies of investment statements, as long as you sign and date it. **an approximation is adequate.

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